SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited
(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.
Boaz R. Weinstein
Ketu Desai
Frederic Gabriel
Paul Kazarian
Garry Khasidy

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

ISS Supports Saba Capital’s Case for Change at ASA Gold and Precious Metals Limited

Recommends ASA Shareholders Vote FOR the Election of Saba Nominees Ketu Desai and Paul Kazarian on the GOLD Proxy Card and Withhold Votes for the Incumbent Directors

Cites the Board’s “Unjustified Defensive Maneuvers” and ASA’s “Persistent Discount to NAV” Under Their Stewardship

Concludes the “Board Positioned Itself on the Leading Edge of Disenfranchising Shareholders”

New York, NY – April 15, 2024 – Saba Capital Management, L.P. (“Saba” or “we”), the largest common shareholder of ASA Gold and Precious Metals Limited (NYSE: ASA) (“ASA” or the “Fund”), today announced that a leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended shareholders vote for the election of Saba director candidates Ketu Desai and Paul Kazarian to the Fund’s Board of Directors (the “Board”) at the April 26, 2024 Annual Meeting of Shareholders (the “Annual Meeting”).

In its full report, ISS affirmed Saba’s case for boardroom change and noted concerns with ASA’s adoption of a seemingly unlawful poison pill:1

•	“In adopting the poison pill, the board positioned itself on the leading edge of disenfranchising shareholders…”

•	“These unjustified defensive maneuvers provide further evidence of a disconnect between the board and shareholders.”

•	“…ASA has consistently traded at a wider discount to NAV than the CEF universe as a whole (ASA is currently in the bottom decile).”

•	“…the board has also espoused a puzzling perspective on the discount to NAV that should further alarm investors.”

•	“…ASA has stated that it does not have a duty to manage the discount. It is unclear what ASA hopes to accomplish by adopting this position…”

ISS also highlighted the qualifications of Saba’s director candidates:

•	“…[Paul] Kazarian is a logical addition, given that he is a principal of the dissident, the fund’s largest shareholder.”

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1 Permission to quote ISS was neither sought nor obtained.

•	“Electing dissident nominee Desai, in addition to Kazarian, would help achieve needed board independence, and Desai’s asset management experience and service on other CEF boards further strengthen his candidacy.”

•	“[Saba] has also articulated a plan, which includes making corporate governance improvements and exploring a more flexible approach to managing assets.”

Paul Kazarian, Partner and Portfolio Manager of Saba, commented:

“We are pleased that ISS agrees change is necessary in ASA’s boardroom. ISS shares our concerns with ASA’s long-term underperformance, the Board’s inability to oversee advisor Merk Investments and the incumbents’ entrenchment maneuvers, including the adoption of a poison pill. The fact that Axel Merk and the current Board remain completely unwilling to acknowledge the duty they have to rein in the Fund’s significant discount to NAV only reinforces the urgent need for new directors in ASA’s boardroom.

Shareholders deserve a Board that will protect their rights and take action to enhance shareholder value. In our view, the best path to address ASA’s persistent discount to NAV, rebuild trust with shareholders and improve the Fund’s flawed governance practices is through the election of all four of Saba’s highly qualified nominees at the upcoming Annual Meeting.”

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As a reminder, Saba has nominated four director candidates – Ketu Desai, Frederic Gabriel, Garry Khasidy and Paul Kazarian – for election to the Fund’s Board at the 2024 Annual Meeting, which is scheduled to be held on April 26, 2024. To support shareholder-driven change, vote on the GOLD Proxy Card for all four of Saba’s highly qualified director candidates.

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About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners
Greg Marose / Kate Sylvester, 646-386-0091
gmarose@longacresquare.com / ksylvester@longacresquare.com